CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to us under the heading “Management of the Fund” appearing in the Prospectus, which is part of this Post-Effective Amendment No. 2 to Registration Statement Nos. 333-118634 and 811-21625 of Intrepid Capital Management Funds Trust on Form N-1A.

Ennis, Pellum & Associates, P.A.

By:  /s/ Ennis Pellum & Associates, P.A.

Jacksonville, Florida
September 28, 2005